                                                                      EXHIBIT 13

                            SENIOR CARE INDUSTRIES, INC.

                                FINANCIAL STATEMENTS

          For the three months ended March 31, 2000 and March 31, 2001

                                    CONTENTS

Consolidated Balance Sheets                                           F - 2

Consolidated Statements of Income                                     F - 4

Consolidated Statement of Stockholders' Equity                        F - 5

Consolidated Statements of Cash Flows                                 F - 6

Notes to the Financial Statements                                     F - 7

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------

                                     ASSETS

                                                          MARCH 31, 2000   MARCH 31, 2001
                                                          -------------    -------------
Current assets:
    Cash                                                   $    93,338     $     37,655
    Deposits                                                    65,859          141,700
    Accounts receivable                                        554,603          691,618
    Notes Receivable                                                             59,757
    Inventory                                                  744,957          634,944
    Employee Advances                                                               500
    Prepaid Rent                                                                  6,418
    Prepaid Taxes                                                                17,120
    Prepaid Lease Payments                                                          877
    Other Prepaid Expenses                                                        2,550
    Other current assets                                         1,455          220,171
                                                          -------------    -------------
      Total current assets                                   1,460,212        1,813,310

Fixed Assets:

Property held for resale:
    Construction in progress                                15,349,217       14,941,507
    Capitalized Interest                                                        902,448
    Capitalized Expenses                                                      2,452,178
    Less: Accumulated Depreciation                                              (55,355)
Property held for rental income:
    Rental Property                                          1,800,000        1,800,000
                                                          -------------    -------------
     Total Real Property Assets:                            17,149,217       20,040,778

Machinery & Equipment                                          134,835          226,291
Office Equipment                                                17,681           17,681
Leasehold Improvements                                          28,933           28,933
Capitalized Equipment Leases                                    50,673           50,673
Less: Accumulated Depreciation                                 (22,000)        (145,214)
                                                          -------------    -------------
     Total Property and Equipment:                             210,122          170,364

Other assets:
    Investment in Delran Associates, LLC                     3,234,000        3,234,000
    Goodwill Noble Furniture                                                  1,732,240
    Investment in Rent USA, Inc.                                              2,250,000
    Less: Accumulated Amortization                                              (95,110)
                                                          -------------    -------------
      Total other assets                                     3,234,000        7,121,130
                                                          -------------    -------------

      Total assets                                        $ 22,053,551     $ 29,145,582 *
                                                          =============    =============

     The accompanying notes are an integral part of the financial statements

     * Please note that Senior Care had a major acquisition of real property after March 31, 2001 which substantially effects the financial statement increasing Total assets to $96,374,637. A Pro Forma Balance Sheet appears on Page I-8.

                                      F-2

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                               MARCH 31, 2000    MARCH 31, 2001
                                                                                -------------    -------------
Current liabilities:
    Accounts payable                                                             $   347,549     $    623,057
    Payroll Accruals                                                                                   27,732
    Garnishment Payable                                                                                   709
    Sales Tax Payable                                                                                     513
    Sales Tax Reimbursements Payable                                                                     (537)
    Accrued expenses                                                                  27,566
    Notes payable - current portion                                                  111,959           (5,928)
    Lines of credit - current portion                                                656,517            8,973
    Real Estate loans payable - current portion                                                     2,297,025
    Capital lease obligation-current portion                                          12,839            8,351
    Other current liabilities                                                                           4,995
                                                                                -------------    -------------
      Total current liabilities                                                    1,156,430        2,964,890

    Real estate loans Payable                                                     10,751,073       13,075,646
    Notes payable, net of current portion                                            706,008        2,273,869
    Lines of credit, net of current portion                                          190,423          505,759
    Accrued interest on notes payable                                                 96,845
                                                                                -------------    -------------
      Total Long Term Liabilities                                                 11,744,349       15,855,274
                                                                                -------------    -------------
      Total liabilities                                                           12,900,779       18,820,164

 Stockholders' equity :
    Series A convertible preferred stock, $.001 par value, 34,500 shares authorized, 34,500 shares issued and outstanding at March 31, 2000
       and no shares outstanding March 31, 2001, respectively                             34                -
    Series B convertible preferred stock, $.001 par value 400,000 shares authorized, 400,000 shares issued and outstanding at March 31,
       2000 and no shares outstanding March 31, 2001, respectively                       400                -
    Series D convertible preferred stock, $.001 par value, 2,000,000
       Shares issued and outstanding as of March 31, 2001                                               2,000

    Common stock, $.001 par value, 50,000,000 shares authorized,
       7,412,154 shares issued and outstanding March 31, 2000                          7,412
      10,046,634 shares issued and outstanding March 31, 2001                                          10,047
    Additional paid in capital                                                    11,450,890       12,606,217
    Accumulated deficit                                                           (2,305,964)      (2,292,846)
                                                                                -------------    -------------
     Total stockholders' equity                                                    9,196,772       10,325,418 **
                                                                                -------------    -------------

     Total liabilities and stockholders' equity                                 $ 22,053,551     $ 29,145,582
                                                                                =============    =============

     The accompanying notes are an integral part of the financial statements

     **Please note that Senior Care had a major acquisition of real property after March 31, 2001 which substantially effects the financial statement increasing Total shareholder equity to $67,875,418. A Pro Forma Balance
       Sheet appears on Page I-8.

                                      F-3


                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
---------------------------------------------------------------------------------

                                            THREE MONTHS ENDED  THREE MONTHS ENDED
                                              MARCH 31, 2000      MARCH 31, 2001
                                              --------------      --------------
Gross Sales-Noble Furniture                    $  1,285,440         $  1,393,329
Cost of sales                                      (878,699)          (1,158,145)
                                               -------------        -------------
Gross profit-Noble Furniture                        406,741              235,185
                                               -------------        -------------

Rental property income                              123,701              209,891
Income from Equipment Rentals                                             74,000
                                               -------------        -------------
Total Adjusted Gross Income                         530,442              519,076

Operating expense:
    Selling, general and administrative             517,816              531,577
    Depreciation and amortization                    93,453               80,522
                                               -------------        -------------
      Total operating expenses                      611,269              592,099
                                               -------------        -------------
Operating loss                                      (80,827)             (73,023)
                                               -------------        -------------

Other income(expense):
    Interest expense                               (151,864)             (75,189)
                                               -------------        -------------

Loss before provision for income taxes             (232,691)            (148,212)
Provision for income taxes                               -
                                               -------------        -------------

Net loss                                       $   (232,691)        $   (148,212)
                                               =============        =============

Earnings per share:
    Basic                                             (.031)              (.014)
                                               =============        =============

Weighted average shares
   outstanding                                    7,412,154           10,046,634
                                               =============        =============

     The accompanying notes are an integral part of the financial statements

                                      F-4

                                            SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------------
                               CONVERTIBLE
                              PREFERRED STOCK     COMMON STOCK
                              ----------------  ------------------
                                                                     ADDITIONAL      RETAINED        TOTAL
                               NUMBER     PAR      NUMBER     PAR      PAID-IN       EARNINGS     STOCKHOLDERS'
                              OF SHARES  VALUE   OF SHARES   VALUE     CAPITAL       (DEFICIT)        EQUITY
                              ---------  ------  ---------  -------  ------------  -------------  -------------

Balance, December 31, 1999
Series A Preferred               34,500   $  34
Series B Preferred              400,000     400
Common                                           6,662,154  $ 6,662  $10,262,533   $ (2,073,273)  $  8,196,356

Shares issued in acquisition
of Noble Furniture                   -       -     750,000      750    1,232,357              -      1,233,107

Net loss                             -       -          -        -            -        (232,691)      (232,691)
                              ---------  ------  ---------  -------  ------------  -------------  -------------
Balance, March 31, 2000         434,500  $  434  7,412,154  $ 7,412  $11,494,890   $ (2,305,964)  $  9,196,772

Conversion of
Series A Preferred              (34,500)    (34)   172,500      172                                        172

Conversion of
Series B Preferred             (400,000)   (400) 2,000,000    2,000                                      2,000

Series D Preferred            2,000,000   2,000                        2,248,000                     2,250,000

Stock Dividend
11 shares for 10                                 1,132,411    1,133   (1,131,278)                   (1,130,145)

Adjustment to purchase
of Noble Furniture to
account for Goodwill                                                     499,893                       499,893

Stock Issued to
Consultants, Officers
& Directors under
2000 Stock Option Plan                           2,540,772    2,541     (500,192)                     (497,651)

Regulation S Stock
issued to Europeans                                141,164      141       72,284                        72,425

30 to 1 Reverse Split of
Common shares on
March 15, 2001                                 (12,952,368) (12,952)                                   (12,952)

Stock Issued to
Officers & Directors                             1,600,000    1,600       71,032                        72,632
2001 Stock Option Plan

Stock Issued in
Phelan Compensation
Package                                          8,000,000    8,000                                      8,000

Net Profit (Loss)                                                       (148,212)                     (148,212)

Adjustment to balance
earnings deficit
with 12/31/2000 audit                                                                    13,118         13,118

Balances as of
March 31, 2001                2,000,000   2,000 10,046,634   10,047   12,606,417     (2,292,846)    10,325,418
                              =========  ====== ==========  =======  ============  =============  =============
                              ---------  ------  ---------  -------  ------------  -------------  -------------

     The accompanying notes are an integral part of the financial statements

                                      F-5



                                  SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
=======================================================================================================

                                                                          THREE MONTHS     THREE MONTHS
                                                                              ENDED            ENDED
                                                                          MARCH 31, 2000  MARCH 31, 2001
                                                                           ------------    ------------
Cash flows from operating activities:
  Net loss                                                                 $  (232,691)    $  (148,212)
                                                                           ------------    ------------
Adjustments to reconcile net loss to cash used by operating activities:
  Depreciation and amortization                                                 93,453          80,522
Decrease (increase) in assets:
  Accounts receivable                                                         (554,603)         79,582
  Inventory                                                                   (744,957)         81,694
  Deposits                                                                     (65,859)
  Prepaids                                                                       1,095           6,418
  Construction in progress                                                    (912,430)        (52,200)
Increase (decrease) in liabilities:
  Accounts payable trade                                                       347,549         160,472
  Payroll Accruals                                                                              16,554
  Garnishments Payable                                                                             157
  Payroll Taxes Payable                                                                         (7,597)
  State Income Taxes Payable                                                                    (4,090)
  State Sales Tax Payable                                                                            1
  State Sales Tax Reimbursement                                                                    537
  Accrued liability                                                             27,566
  Accrued interest on notes payable                                             96,845
                                                                           ------------    ------------
    Total adjustments                                                       (1,711,341)        362,050
                                                                           ------------    ------------
    Net cash used in operating activities                                   (1,944,032)        213,838
                                                                           ------------    ------------

Cash flows used by investing activities:
  Purchase of property and equipment                                        (1,061,728)
  Capitalized Interest & Expenses paid                                                        (419,407)
                                                                           ------------    ------------
      Net cash used by investing activities                                 (1,061,728)       (419,407)
                                                                           ------------    ------------

Cash flows from financing activities:
  Net proceeds from promissory notes                                                           195,553
  Net proceeds from real estate loans                                                           51,023
  Net proceeds from debt                                                     1,827,874
  Issuance of common stock                                                   1,233,107          (3,352)
                                                                           ------------    ------------
    Net cash provided by financing activities                                3,060,981         243,224
                                                                           ------------    ------------

    Net decrease in cash                                                        55,221          (5,830)

Cash, beginning of period                                                       38,117          43,485
                                                                           ------------    ------------
Cash, end of period                                                        $    93,338          37,655
                                                                           ============    ============

Cash paid for interest and taxes are as follows:
  Interest, net of amounts capitalized                                     $   464,228         419,407
                                                                           ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH OPERATING, INVESTING, AND
FINANCING ACTIVITIES:
  Issuance of Common Stock in acquisition                                  $ 1,233,107     $ 3,187,500
  Issuance of Series D Preferred Stock in acquisition                                        2,250,000
                                                                           ============    ============

     The accompanying notes are an integral part of the financial statements

                                      F-6


                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

1.       INTERIM FINANCIAL INFORMATION
         -----------------------------

         The consolidated interim financial statements included herein have been prepared by the Company, pursuant to rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

         These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of the management, are necessary for fair presentation of the information contained therein, it is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1999. The Company follows the same accounting policies in preparation of interim reports.

         Results of operations for the interim periods are not indicative of annual results.

2.       PRINCIPLES OF CONSOLIDATION
         ---------------------------

         The consolidated financial statements at March 31, 2000, and for the three months then ended as well as the financial statements at March 31, 2001, and for the three months then ended include the accounts of the Company and its Subsidiary, Noble Furniture. All material intercompany balances and intercompany transactions have been eliminated.

3.       ACCOUNTING POLICIES AND PROCEDURES
         ----------------------------------

Accounting polices and procedures are as follows:

a. The Company uses the accrual method of accounting, recording revenues when a transaction occurs where the Company has a reasonable expectation of receiving the revenue. In reporting sales of real estate, the Company follows the accounting principles prescribed by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate." Profits are recognized when title has passed, the buyer has made a substantial commitment, the usual risks and rewards of ownership have been transferred to the buyer and the terms of any notes received from the buyer give the Company reasonable assurance of collection.

b. The Company has not yet adopted any policy regarding payment of dividends. No cash dividends have been paid since inception.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

3.     ACCOUNTING POLICIES AND PROCEDURES, CONTINUED
       ---------------------------------------------

c. The cost of buildings and improvements are depreciated over the estimated useful life when they are placed in service. The Company utilizes the straight-line method of depreciation calculated over thirty years.

d. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

e. The Company is required to estimate the fair value of all financial instruments included on its balance sheet at March 31, 2000 and at March 31, 2001. The Company considers the carrying value of such amounts in the financial statements (cash, real estate loans and note payable) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

f. The Company had net operating loss carry forwards as of December 31, 2000 that resulted in a deferred tax asset of approximately ($2,144,634). The Company recorded a valuation allowance against this asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for income taxes." The Company will review its need for a provision for income taxes after each operating quarter and each period for which a statement of operations is presented. The Company's marginal tax rate is 0% as a result of the valuation allowance.

g. Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of convertible preferred stock and options, are included in the computation of diluted net income per common share to the extent such shares are dilutive.

h. The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. At March 31, 2001, management determined that there had been no impairment of the Company's long-lived assets. There can be no assurance, however, that market conditions will not change or demands for the Company's services will continue which could result in future long-lived asset impairments.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

4.   REAL ESTATE
     -----------

Real estate is made up of the following at March 31, 2001:

Rental property                                              $ 1,800,000
Capitalized Construction Interest                                902,448
Capitalized Expenses                                           2,452,178
Construction in progress                                      14,941,507
Less: Accumulated Depreciation                                   (55,355)
                                                             ------------
                                                             $20,040,778
                                                             ============
5.  MORTGAGE DEBT
    -------------

The Company has mortgage obligations as summarized below.

Friendly Bear Property
----------------------
A secured term loan with a bank, bearing interest at 8.5%, payable in equal monthly installments of $17,312.
Balloon payment due 2009.                                            $2,139,435

Signature Property
------------------
A construction loan with a mortgage company, bearing
interest at 12.5% payable in interest only monthly installments
of $26,695. Balloon payment due June 1, 2001.                         2,297,025

Pecos Russell
-------------
A construction loan with a mortgage company, bearing interest at 12.5% payable in interest only monthly installments of $11,219. Balloon payment due January 2000. The loan was refinanced with a bank bearing interest at 9.25% payable in monthly installments of principal of $9,400 plus interest through December 2009. Balloon payment due January 2010. 2,753,478

Broadway Property
-----------------
A 1st trust deed loan with a bank, bearing interest at 8.375%
payable in monthly installments of principal and interest
of $7,116 through March 2027.                                           692,079

A 2nd trust deed loan with a bank, bearing interest
at 11% payable in monthly installments of principal
and interest of $2,200 through January 2001. Balloon
payment due February 2002.                                              311,789

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing interest
at prime plus 1.25% payable in interest only monthly
installments of $17,538. Balloon Payment due
February, 2002.                                                       4,830,817
                                                                    ------------
Total                                                               $13,024,623
                                                                    ============

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

5.   MORTGAGE DEBT, CONTINUED
     ------------------------

Maturities of mortgage notes payable are as follows:

         2001                                                     2,297,025
         2002                                                     5,142,606
         2003                                                       170,900
         2004 and thereafter                                      7,610,531
                                                                ------------
                                                                $13,024,623
                                                                ============

In addition, the Company as part of the asset purchase agreement with East- West Community Developer, agreed to issue to a non-related third party a $700,000 note with principal and accrued interest due on March 29, 2002. The note has no pre-payment penalty and an interest rate of 14%. The Company also has a secured credit line with Celtic Capital secured by inventory and accounts receivable of Noble Furniture and an unsecured credit line with American Auditors, LLC. Outstanding balances on the Celtic and American Auditors credit lines as of December 31, 2000 totaled $1,888,667.

6.   COMMON STOCK
     ------------

On May 1, 2000 the Company purchased Noble Furniture for 750,000 shares of Company common stock valued at $3,187,500. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting and recorded a total of $1,732,240 in goodwill, which is being amortized over 15 years.

The Articles of Incorporation authorize 50,000,000 shares of common stock. As of March 31, 2001, the Company had a total of 10,046,634 shares outstanding.

7.   PREFERRED STOCK
     ---------------

SERIES A
--------
As of April 2, 1999 the Company had 34,500 of its Series A preferred stock, convertible at .12 shares of the Company's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences. Those shares were converted to 172,500 shares of common stock on April 5, 2000. There are presently no Class A Preferred shares outstanding.

SERIES B
--------
On April 30, 1999 as part of the East-West purchase the Company issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences. The option to convert the stock to common shares was exercised on April 30, 2000. As of December 31, 2000, there were no Series B Preferred shares outstanding.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

7.  PREFERRED STOCK, CONTINUED
    --------------------------

SERIES C
--------
The Company set up Series C preferred stock for the purpose of issuing stock in exchange for land in Tennessee. That transaction was canceled and the stock issued was voided. There is presently no Series C preferred stock outstanding.

SERIES D
--------
On October 3, 2000, the Company issued 2,000,000 shares of Series D preferred stock to Rent USA, Inc. in exchange for 5,000,000 shares of common stock in Rent USA, Inc. which was issued to Senior Care. The transaction had a stated value in the contract of $2,250,000.

7.  COMMITMENTS
    -----------

The Company has an equipment lease at Noble Furniture requiring payments of $320 per month which will expire in July, 2002.

On January 23, 2001, the Company leased mining equipment which it in turn sub-leased to Equip USA. The obligations of the Company on these leases and the cost of the equipment leased are as follows:

Equipment                         Cost                       Monthly Payment
----------------------------------------------------------------------------
Nordberg 30x55 Jaw
Crusher & Cone                $   796,535

9 Payments commencing 2/1/2001                               $ 25,000
50 Payments commencing 11/1/2001                               14,607

Superior Radial Stacker            74,000

9 Payments commencing 2/1/2001                                  2,328
50 Payments commencing 11/1/2001                                1,367

2 Thunderbird Portable Conveyors  104,000

60 Payments commencing 4/25/2001                                1,762

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

9.   STOCK BENEFIT PLAN
     ------------------

The Board of Directors authorized the 2001 Stock Option Plan under the terms of which stock options were given to certain officers and directors of the Company. A total of 1,600,000 shares of common stock were issued under the terms of the 2001 Stock Option Plan to officers and directors on March 30, 2001.

10.  EARNINGS PER SHARE
     ------------------

The following table sets forth the computation of basic earnings per share for the quarter ended March 31, 2001.

         Numerator:
                  Numerator for basic net profit per share          $  (148,212)
                                                                    ============
         Denominator:
                  Denominator for basic loss per share - weighted
                    average shares outstanding                       10,046,634
                                                                    ============

11.  LITIGATION
     ----------

The Company has been named in litigation in the ordinary course of its business. Management believes the resolution of the matter will have an immaterial effect on the Company's financial position and results of operations.

12.  STOCK SPLIT
     -----------

On March 12, 2001, the Shareholders authorized and the Board of Directors voted that all holders of common stock would receive 1 share of common stock for each 30 shares owned as of March 15, 2001. This resulted in reducing the number of common shares outstanding as of that date from 13,399,001 to 446,634.

13.  SEGMENT INFORMATION
     -------------------

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. As the Company is currently in the early phase of its business plan, it does not yet have any reportable segments.